EXHIBIT 16.2

June 4, 2004


Mr. Lee Cole
Chief Financial Officer
Enhance Biotech, Inc.
1285 Avenue of the Americas
35th Floor
New York, NY 10019

Dear Mr. Cole,

Based on our discussions regarding timing and cost to complete the audit of your financial statements for the year ended January 31, 2004, it is mutually agreed by the management of Enhance Biotech, Inc. (the "Company") and us that our appointment as auditors of the Company is terminated effective this date.

Sincerely,



/s/ Jeff Hass
Partner
Farber & Hass LLP
Camarillo, California